As filed with the Securities and Exchange Commission on June 1, 2022.

Registration 333-________

United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FIDELITY D & D BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-3017653 (IRS Employer Identification No.)
Blakely and Drinker Streets, Dunmore, Pennsylvania (Address of principal executive offices)	18512 (Zip Code)

Fidelity D & D Bancorp, Inc. 2022 Omnibus Stock Incentive Plan

(Full title of the plan)

, Pennsylvania 18512

Daniel J. Santaniello

President & Chief Executive Officer

FIDELITY D & D BANCORP, INC.

Blakely and Drinker Streets

Dunmore, Pennsylvania 18512

(570) 342-8281

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy To: Erik Gerhard, Esquire BYBEL RUTLEDGE LLP 1017 Mumma Road, Suite 302 Lemoyne, Pennsylvania 17043 (717) 731-1700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a  non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information in Item 1 of Part I of Form S-8.

Item 2.Registrant Information and Employee Plan Annual Information.

As permitted by the rules of the Commission, this Registration Statement omits the information in Item 2 of Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

We incorporate the following documents by reference into this Registration Statement as filed with the Commission:

(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 23,  2022;

(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 12, 2022;

(c)The Registrant’s Current Reports on Form 8-K, filed with the Commission on May 6, 2022 and May 18, 2022;

(d)The description of the Registrant's Common Stock contained in the Registrant's Registration Statement No. 333-45668 on Form S- 1, filed with the SEC on September 12, 2000, and as amended on October 11, 2000, and any amendments or reports filed for the purpose of updating such description;  and

(e)All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all remaining unsold securities, are incorporated by reference into this Registration Statement and become a part hereof from the date of filing such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as to so modified or amended, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not Applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the Registrant in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the Registrant, by reason of the fact that they were or are such representatives, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such action, suit or proceeding against expenses reasonably incurred.

The Bylaws of the Registrant provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall be provided only when a director or officer acted in good faith and reasonably believed such actions were in the best interests of the Registrant. Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy covering the Registrant and its subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant, we have been informed that, in the opinion of the SEC, any such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit
No.	Exhibits

3.1

Amended and Restated Articles of Incorporation of Registrant. (Incorporated by reference to Annex B of the Proxy Statement/Prospectus included in Registrant's Amendment 4 to its Registration Statement No. 333-90273 on Form S-4, filed with the SEC on April 6, 2000.)

3.2	Amended and Restated Bylaws of Registrant. (Incorporated by reference to Exhibit 3.1 to Registrant's Form 8-K filed with the SEC on April 16, 2020.)

5.1*	Opinion of Bybel Rutledge LLP re: Legality.

23.1*	Consent of RSM US LLP.

23.2*	Consent of Bybel Rutledge LLP (included in Exhibit 5.1).

24.1*	Power of Attorney of Directors and Officers (included on Signature Pages).

99.1

Fidelity D & D Bancorp, Inc. 2022 Omnibus Stock Incentive Plan (Incorporated herein by reference to Appendix A of the Corporation's Definitive Proxy Statement filed with the Commission on March 23, 2022.)

107.1*	Filing Fee Table

* Filed herewith.

Item 9.Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Dunmore, Commonwealth of Pennsylvania, on June 1, 2022.

Fidelity D & D Bancorp, Inc.

By:	/s/ Daniel J. Santaniello
Daniel J. Santaniello
President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel J. Santaniello and Salvatore R. DeFrancesco, Jr., and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 1, 2022.

Name	Capacity

/s/ Brian J. Cali Brian J. Cali	Chairman of the Board of Directors and Director
/s/ John T. Cognetti John T. Cognetti	Director
/s/ Salvatore R. DeFrancesco, Jr. Salvatore R. DeFrancesco, Jr.	Treasurer and Chief Financial Officer (Principal Financial Officer)
/s/ Richard M. Hotchkiss Richard M. Hotchkiss	Director

/s/ William J. Joyce, Sr. William J. Joyce, Sr.	Director
/s/ Michael J. McDonald Michael J. McDonald	Vice Chairman of the Board of Directors and Director
Director
Kristin Dempsey O'Donnell
/s/ Daniel J. Santaniello Daniel J. Santaniello	President & Chief Executive Officer and Director (Principal Executive Officer)
/s/ Alan Silverman Alan Silverman	Director
Director
HelenBeth G. Vilcek
Director
Paul C. Woelkers